Filed Pursuant to Rule 433

Registration No. 333-192513-07

«PRICING DETAILS« $1BLN Santander Drive Auto (SDART) 2015-3

JT-LEADS: JPM, RBC

CO-MGRS: BNP, CS, SOC GEN, SANT

CLS	SIZE(MM)	WAL	M/F	E.FNL	L.FNL	PXD	YLD%	CPN%	$PX
A1	169.000	0.18	P-1/F1+	11/15	06/16		0.480	0.48	100.00000
A2A	110.000	0.86	Aaa/AAA	12/16	09/18	EDSF+50	1.025	1.02	99.99759
A2B	205.000	0.86	Aaa/AAA	12/16	09/18	1ML+51			100.00000
A3	129.529	1.78	Aaa/AAA	07/17	06/19	EDSF+58	1.497	1.49	99.99588
B	142.353	2.41	Aa1/AA	04/18	04/20	IS+95	2.084	2.07	99.98825
C	152.941	3.21	Aa3/A	03/19	01/21	IS+135	2.757	2.74	99.99607
D	91.177	3.96	Baa2/BBB	07/19	05/21	IS+190	3.524	3.49	99.96905
E	58.824	4.06	Ba2/BB	***NOT OFFERED***

EXPECTED PXG	:	Priced
EXPECTED SETTLE	:	06/24/15
PXG SPEED	:	1.50% ABS, 10% CLEAN-UP CALL
REGISTRATION	:	SEC-REGISTERED
ERISA ELIGIBLE	:	YES
B&D	:	J.P. MORGAN
CUSIPs	:	A1- 80284LAA0, A2A- 80284LAB8, A2B- 80284LAC6, A3- 80284LAD4
B- 80284LAE2, C- 80284LAF9, D- 80284LAG7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.